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EXHIBIT 10.60

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

        This Second Amendment to that certain Employment Agreement ("Agreement") by and between W. Leo Kiely III (the "Executive") and Molson Coors Brewing Company, a Delaware corporation (the "Company") is dated as of February 8, 2009.

RECITALS

        1.     The parties entered into the Agreement as of June 27, 2005 and amended it effective August 1, 2007.

        2.     Effective July 1, 2008 ("Transfer Date"), the Company and Miller Brewing Company formed a joint venture, known as MillerCoors, and effective July 1, 2008, Executive ceased performing services as Chief Executive Officer of the Company and began performing full-time services as Chief Executive Officer of MillerCoors (the "Transfer").

        3.     The Executive has not had a termination of employment under the Agreement, but the parties desire to realign their respective rights and responsibilities under the Agreement in light of the Transfer.

        4.     Executive has entered into a separate employment agreement with MillerCoors.

        In consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the parties agree as follows:

AGREEMENT

        1.     Effective as of the Transfer Date, the following provisions of the Agreement (as in effect prior to this Amendment) shall no longer apply: Sections 1, 2 (except for Sections 2(b)(iv) and 2(b)(v)(B)), 3, 4(a), 4(b), and 7(b). For avoidance of doubt, the parties acknowledge that any Company obligation regarding the retention compensation described in Section 2(b)(v)(A) (minimum benefit under the Company's qualified and non-qualified defined benefit retirement plans) has been assumed by MillerCoors.

        2.     Executive's long-term incentive awards described in Section 2(b)(iv) of the Agreement as in effect prior to this Amendment that were granted prior to the Transfer Date shall continue to vest after the Transfer Date, as provided in the applicable award agreements. Upon Executive's Separation from Service, all restrictions on stock-based awards granted prior to the Transfer Date other than stock options will be cancelled and such awards shall vest, and all outstanding stock options granted prior to the Transfer Date that have not fully vested shall vest and become immediately exercisable, in each case only to the extent such awards were scheduled to become vested and exercisable during the 36-month period following the Separation from Service; provided that, with respect to any stock options, the options shall remain exercisable until the earlier of (x) the expiration of the option term or (y) one (1) year after the Separation from Service; and provided further that any portion of any such awards that remains unvested after application of the preceding provisions of this paragraph 2 shall be forfeited as of the Separation from Service and shall not thereafter become vested or exercisable.

        3.     The retention compensation described in Section 2(b)(v)(B) (60,000 RSUs granted as a retention award) shall remain in effect after the Transfer as an obligation of the Company; provided that, notwithstanding the proviso at the end of Section 2(b)(v)(B) as in effect prior to this Amendment, delivery of shares shall be made 53 days following Executive's Separation from Service, subject to Section 13(b).

        4.     Delivery of shares described in Section 3 of this Amendment is contingent on (i) Executive's timely execution of a general release of all claims arising out of his employment with the Company and Separation from Service with the Company in substantially the form attached to the Agreement as Exhibit A (adjusted as necessary to conform to then existing legal requirements) (the "General Release"); and (ii) expiration, prior to the payment date, of the revocation period specified in such General Release without the Executive exercising his right of revocation as set forth in the General Release. Continued vesting and extended exercise periods of awards described in Section 2 of this Amendment are subject to Executive's execution of the General Release and the expiration of the applicable revocation period.

        5.     Sections 5, 6, 7(a), 8, 9, 10, 11 and 12 of the Agreement shall remain in effect.

        6.     A new Section 8(c) is added to read as follows:

            (c)   Notwithstanding the foregoing, effective as of the Transfer Date, Executive's obligations under this Section 8 shall run jointly to the Company and MillerCoors. Executive's performance of lawful services for MillerCoors shall not be deemed to be in violation of Executive's obligations under this Section 8.

        7.     A new Section 13 is added to read as follows:

          13.   409A Provisions

          (a)   Separation from Service.    The term "Separation from Service" shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Executive's "separation from service" as defined in Section 409A of the Code. For this purpose, a "separation from service" is deemed to occur on the date that the Company and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after the date (whether as an employee or independent contractor) would permanently decrease to a level that, based on the facts and circumstances would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a Separation from Service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The bona fide services taken into account for purposes of determining whether there has been a separation from service shall be services performed for the Company and any person or entity that would be considered a single employer with the Company under Section 414(b) or 414(c) of the Code; provided that, in applying Section 1563(a)(1),(2), and (3) of the Code, the language "at least 50 percent" shall be used instead of "at least 80 percent;" and further provided that "at least 20 percent" shall be used instead of "at least 50 percent" for MillerCoors and for any other entitiy where based on legitimate business criteria. The term "termination of employment with the Company" and words of similar import shall mean Separation from Service."

          (b)   Six-Month Delay.    If payment of any amount of "deferred compensation" (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) is triggered by a Separation from Service that occurs while the Executive is a "specified employee" with respect to the Company (as defined under Section 409A of the Code), and if such amount is scheduled to be paid within six (6) months after such Separation from Service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive's estate following the Executive's death.

        IN WITNESS WHEREOF, the Executive and the Company have executed this Second Amendment on the date shown.

MOLSON COORS BREWING COMPANY
Date: February 8, 2009	By:	/s/ PETER H. COORS Peter H. Coors Chairman of the Board
W. LEO KIELY III
	By:	/s/ LEO KIELY Executive

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT